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                                                                    EXHIBIT 99.1

  October 25, 1995



  Members of the Board of Directors

  McDATA Corporation
  310 Interlocken Parkway
  Broomfield, CO  80021-3464

  Gentlemen:

       We understand that McDATA Corporation, a Delaware corporation (the "Company"), EMC Corporation, a Massachusetts corporation ("Acquiror"), and EMC Merger Corporation 1995, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Sub"), propose to enter into an Agreement and Plan of Merger dated as of October 25, 1995 (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that the outstanding shares of the common stock of the Company, $.001 par value per share (the "Company Common Stock"), not held as treasury stock by the Company or owned directly or indirectly by Acquiror, will be converted into an aggregate number of shares of the common stock of Acquiror, $.01 par value per share (the "Acquiror Common Stock"), equal to the quotient of (i) $180,000,000 plus the Net Quick Assets Amount (as defined in the Merger Agreement) divided by (ii) the average per share closing price of the Acquiror Common Stock as reported on the New York Stock Exchange over the ten (10) trading days immediately preceding the closing date of the Merger (the "Consideration"). Up to ten percent (10%) of the Consideration is subject to cancellation to cover potential indemnification claims of Acquiror under the Merger Agreement for breaches of the representations, warranties and covenants of the Company contained therein ("Indemnification Claims").

       You have asked for our opinion as to whether the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

       In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Acquiror, and certain financial and other data with respect to the Company provided to us by its management, including the consolidated financial statements for recent years and interim periods to July 1, 1995, in the case of Acquiror, and September 29, 1995, in the case of the Company, and certain other relevant financial and operating data relating to Acquiror and the Company made available to us from published sources, in the case of Acquiror, and from the internal records of the Company and Acquiror; (ii) reviewed a draft dated October 20, 1995 of the Merger Agreement provided to us by the Company; (iii) reviewed certain historical market prices and trading volumes of the Acquiror Common Stock as reported on the New York Stock Exchange; (iv) compared the Company and Acquiror from a financial point of view with certain other companies in the networking and storage computer industries that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the networking and storage computer industries that we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company and Acquiror certain information of a business and financial nature regarding the Company
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  and Acquiror, furnished to us by them, including financial forecasts and related assumptions of the Company and Acquiror; (vii) made inquiries regarding and discussed the Merger and the draft of the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

       In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing information and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts for the Company and Acquiror provided to us by their respective managements, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and Acquiror (including, in the case of the Company, the estimates and judgments of its management relating to the Company's relationship with IBM that are reflected in such forecasts) and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for the Company provided to us by its management, for purposes of our analyses, we have projected future financial performance of the Company for a period of two years beyond its management's forecast period. In preparing such projections, we have used assumptions more conservative than those used by the Company's management in preparing its projections. We have discussed the adjusted forecasts and related assumptions with management of the Company and they have acknowledged our use of such adjusted forecasts and assumptions in arriving at our opinion. We have also assumed that there have been no material changes in the Company's or Acquiror's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us and that there will be no Indemnification Claims. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the draft of the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Acquiror, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

       We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the draft of the Merger Agreement without any amendments thereto, and without wavier by the Company or Acquiror of any of the conditions to their respective obligations thereunder.

       In the ordinary course of our business, we actively trade the equity securities of Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

       Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

       This opinion is furnished pursuant to our engagement letter, dated February 14, 1995. This opinion is addressed to the Board of Directors of the Company only and is not intended to be and shall not be deemed to be a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion may not be used or referred to by the Company, or quoted or
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  disclosed to any person in any manner, without our prior written consent.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                       Very truly yours,



                                       MONTGOMERY SECURITIES